Exhibit I

JOINT FILING STATEMENT

PURSUANT TO RULE 13D-1(K)(1)

The undersigned hereby consent and agree to the joint filing of Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to the Shares of Boxlight Corporation together with any or all amendments thereto, when and if required. The parties hereto further consent and agree to file this Joint Filing Statement pursuant to Rule13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.

This Joint Filing Statement may be terminated by any of the undersigned upon written notice or such lesser period of notice as the undersigned may mutually agree.

Dated: November 12, 2025

Kazazian Asset Management, LLC

By:	/s/ Kirk Kazazian
Kirk Kazazian, Chief Compliance Officer

Kazazian Capital Master Fund, L.P.

By:	/s/ Kirk Kazazian
Kirk Kazazian, Authorized Signatory

Kirk Kazazian

By:	/s/ Kirk Kazazian
Kirk Kazazian